Exhibit 99.1

       KEWAUNEE SCIENTIFIC REPORTS RESULTS FOR YEAR AND FOURTH QUARTER

    STATESVILLE, N.C., June 15 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its fiscal year and fourth quarter ended April 30, 2005. Sales for the year were $73,481,000, a decrease of 22% from sales of $94,700,000 in the prior year. A net loss of $147,000, or $0.06 per diluted share, was reported for the year, as compared to net earnings of $1,462,000, or $0.59 per diluted share, reported for the prior year.

    The marketplace for laboratory products was soft during most of the year. Several factors, which have been previously discussed, slowed purchase orders and construction, including uncertainties surrounding the November presidential election and the resulting hesitancy of pharmaceutical companies to invest in new projects. Due to the long lead-time between project approvals and the time laboratory furniture is needed, manufacturing and shipping activities for laboratory products have only recently begun to strengthen.

    Higher construction costs during the year reduced the number of laboratory projects generally available in the marketplace, or delayed construction, as it was common for project budgets to be reexamined because of higher than expected project costs. Following several strong years, spending for laboratory construction for education science buildings slowed significantly during the year due to the higher construction costs, as well as reductions in state funds available for these projects. The Company's order backlog was $40.6 million at April 30, 2005, as compared to $43.1 million at April 30, 2004.

    Earnings for the year were adversely affected by lower sales volumes and significant increases in cost of certain raw materials. The most significant increases were for steel and epoxy resin which increased the Company's costs for the year by an estimated $1.4 million, or 1.9% of sales. Efforts to pass on these added costs to the Company's customers during the year were met with only limited success due to the very competitive pricing environment in which the Company operates.

    Aggressive activities to reduce overhead and material costs and improve manufacturing efficiencies were successful and are continuing. These improvements increased the gross profit margin on sales to 17.0% for the year, up from 16.6% in the prior year, despite the significant increases in raw material costs. Operating expenses for the year declined to $12.7 million from $13.5 million in the prior year, primarily due to the workforce reduction made during the year.

    "Fiscal year 2005 was an extremely challenging and disappointing year," said William A. Shumaker, President and Chief Executive Officer of Kewaunee. "Our successful efforts to aggressively reduce costs throughout the Company were overshadowed by the impact of the lower sales volumes from the softer marketplace and the unprecedented increases in the cost of raw materials.

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    "Looking forward, we expect fiscal year 2006 to be a much better and profitable year," Mr. Shumaker continued. "Although the laboratory furniture marketplace and the technical furniture marketplace did not improve as rapidly as we expected, recent indications are they have stabilized and will continue their gradual improvement. At the same time, we are confident of continued success in our cost reduction efforts and recent indications are that pressures on raw material prices are subsiding. We recently increased our investment in our Asian subsidiaries to take advantage of growth opportunities in the international marketplace.

    "We ended the year with a strong balance sheet," Mr. Shumaker continued. " Total debt was $5.1 million at year-end, down from $9.0 million at April 30, 2004. Operations provided cash of $3.1 million for the year."

    Sales for the fourth quarter ended April 30, 2005 were $19,205,000, a 22% decrease from sales of $24,649,000, in the same period last year, but a 23% increase over the third quarter. Net earnings for the quarter were $294,000, or $.12 per diluted share, including an income tax benefit of $261,000. This compares to net earnings of $292,000, or $.11 per diluted share, in the fourth quarter last year. Earnings for the quarter were impacted by the lower sales volumes and higher raw material costs, partially offset by an improvement in the gross profit margin to 18.3% of sales from 17.3% of sales in the same period last year.

    Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and manufacturing facilities are located in Statesville, North Carolina. Kewaunee Scientific's website is located at http://www.kewaunee.com.

    Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

     Contact: D. Michael Parker
              704/871-3290

                      Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                Three Months Ended            Year Ended
                                     April 30                  April 30
                              ----------------------    ----------------------
                                 2005         2004         2005         2004
                              ---------    ---------    ---------    ---------
                                    (Unaudited)

Net sales                     $  19,205    $  24,649    $  73,481    $  94,700
Cost of products sold            15,687       20,385       60,997       79,011
Gross profit                      3,518        4,264       12,484       15,689
Operating expenses                3,363        3,963       12,699       13,491
Operating earnings (loss)           155          301         (215)       2,198
Other (expense) income               (2)         (13)           2          319
Interest expense                    (56)         (69)        (310)        (301)
Earnings (loss) before
 income taxes                        97          219         (523)       2,216
Income tax (benefit)
 expense                           (261)         (37)        (488)         621
Earnings (loss) before
 minority interests                 358          256          (35)       1,595
Minority interest in
 subsidiaries                       (64)          36         (112)        (133)
Net earnings (loss)           $     294    $     292    $    (147)   $   1,462

Net earnings (loss)
 per share
  Basic                       $    0.12    $    0.11    $   (0.06)   $    0.59
  Diluted                     $    0.12    $    0.11    $   (0.06)   $    0.59

Weighted average number
 of common shares
 outstanding (in thousands)
  Basic                           2,492        2,488        2,491        2,486
  Diluted                         2,492        2,507        2,495        2,497

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                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                          April 30    April 30
                                                            2005        2004
                                                         ---------   ---------
Assets
Cash and cash equivalents                                $     225   $     805
Restricted cash                                                379         362
Receivables, less allowances                                21,683      24,987
Inventories                                                  3,542       4,285
Prepaid expenses and other current assets                      951       1,097
   Total current assets                                     26,780      31,536
Net property, plant and equipment                           10,730      11,362
Property held for sale                                       1,450       1,450
Other assets                                                 7,252       6,113
Total Assets                                             $  46,212   $  50,461

Liabilities and Stockholders' Equity
Short-term borrowings                                    $   3,778   $   6,996
Current portion of long-term debt and
 capital leases                                              1,042       1,118
Accounts payable                                             8,558       6,924
Other current liabilities                                    3,021       3,881
   Total current liabilities                                16,399      18,919
Long-term debt and capital leases                              307         931
Other non-current liabilities                                3,517       3,820
Total stockholders' equity                                  25,989      26,791
Total Liabilities and Stockholders' Equity               $  46,212   $  50,461

SOURCE  Kewaunee Scientific Corporation
    -0-                             06/15/2005
    /CONTACT: D. Michael Parker of Kewaunee Scientific Corporation, +1-704-871-3290/
    /Web site:  http://www.kewaunee.com /

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